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                                                                    EXHIBIT 99.2



               IMANAGE EXPANDS MARKET REACH BY OFFERING NEW HOSTED
                                    SERVICES

          Completion of Thoughtstar acquisition broadens collaborative solutions for iManage customers


SAN MATEO, CALIF., -- JUNE 27, 2000 iManage, Inc. (Nasdaq: IMAN - news), a leading provider of e-business content and collaboration software platforms and applications, today announced that in its third quarter of FY2000 it will begin offering hosted services to customers seeking to deploy collaborative information networks as part of their e-business strategy. This new hosted service, along with the completion of the acquisition of Thoughtstar Inc., represents the first step in iManage's strategy to expand its market reach and capture a larger share of the e-business market.

The integration of Thoughtstar's leading-edge technology with iManage's highly successful infoCommerce product suite will provide customers with a broader set of products and services, including a new iManage-hosted environment for addressing customers' content and collaboration requirements.

"The integration of iManage's superior architecture with Thoughtstar's technology strengthens our position as the leader in the e-business content and collaboration marketplace," said Max Panjwani, iManage's President and chief executive officer. "This is the first step in a series of initiatives aimed at increasing our market share by providing a fully comprehensive collaboration product suite. In addition, our acquisition strategy and the new hosted services offering showcases our ability to respond quickly to the accelerating wave of demand for collaborative information management."

iManage will pay $4.5 million in cash and will issue approximately 1.1 million shares of common stock in exchange for all of the outstanding shares, warrants, and options of Thoughtstar common stock. iManage will treat the acquisition as a tax-free transaction and will account for the transaction as a purchase.

THE IMANAGE INFOCOMMERCE SUITE

The iManage infoCommerce product suite comprises powerful, leading-edge business-to-business and intra-business information and collaboration management solutions. The infoCommerce Suite is designed for enterprise-wide use in organizations seeking to deploy network-based and Internet-based information management solutions. iManage's software solutions are built on a flexible, three-tiered architecture that provides users with innovative, web browser-based interfaces for industry-accredited scalable servers. The iManage infoCommerce Suite includes the infoCommerce Server and infoLink, along with our infoRite and infoLook applications.

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ABOUT IMANAGE, INC.

Headquartered in San Mateo, California, iManage, Inc. is a leading provider of content and collaboration software platforms and applications for enterprises engaged in information commerce as part of their e-business strategy. iManage software offers a scalable, reliable and highly secure server network that ensures timely delivery of relevant information to appropriate parties, and it integrates with both the Internet and existing email systems.

For more information, please contact info@imanage.com, or visit the website at www.imanage.com.

Contact Information:

INVESTOR RELATIONS
Carol Kaplan
iManage, Inc.
650-356-1166
investors@imanage.com

MEDIA CONTACT
Stacie Neely
Public Relations
650-356-1166
sneely@imanage.com



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